Exhibit 10.1

December 18, 2008

Dear Curt,

We have agreed that it is desirable to document in writing the terms of your consulting services to Communications Systems Inc. which were originally established on October 23, 2007 by action of the Board of Directors at that time.

1.           Because of your unique position as a founder of the Company and its CEO for more than 37 years, because of your familiarity with the Company’s business practices, clients, contacts, processes and products, and because your knowledge, skill and ability can continue to provide benefit to the Company, the Company desires to retain you to provide consulting services to the Company on a year to year basis.

2.          We agree your services as a consultant began on May 21, 2008 in accordance with decisions adopted by Compensation Committee and Board of Director beginning in October 2007, and that this Letter Agreement memorializes both the services you have provided since May 21, 2008 and will continue to provide until such time as this Letter Agreement is modified or terminated.

3.          Your compensation for consulting services has been and shall continue to be at the annual rate of $130,000.00 per year. While in 2008 this compensation was paid to you as an employee, effective January 1, 2009 you will be compensated as an independent contractor.

4.          Your compensation as consultant to the Company is independent of compensation as a director that you have received (beginning at the May 2008 shareholders meeting) and will continue to receive so long as you are a director of the Company.

5.          Your duties as a consultant are to faithfully, diligently and to the best of your ability be responsible for the development and support of all projects assigned to you by the Company’s CEO or Board of Directors. Within this overall framework, you will serve as a spokesperson and ambassador for the Company with shareholders, customers, suppliers, employees, and other stakeholders. Further, you agree to assist the CEO and provide advice in such areas as corporate planning and strategies, corporate finance, marketing, business development and executive compensation. Upon request, you will provide introductions and liaison with individuals, companies or groups that could assist the Company in its continue development and growth. You agreed that in providing these services, you will at all times be subject to Company policies and procedures, as well as directions and restrictions the Company Board of Directors or CEO may reasonably adopt from time to time.

6.          You will formally be treated as an independent contractor rather than an employee effective January 1, 2009. As an independent contractor, the manner you fulfill your responsibilities and render your services shall be in your sole discretion. On the other hand, you understand and agree you shall not have authority to act as an agent or employee of the Company. Also, as an independent contractor you shall be solely responsible for withholding of taxes and FICA, and shall not be eligible to participate in any employee health plan or any other fringe benefit of the Company.

7.          The Company will provide reasonable and appropriate support to you in your role as a consultant, as well as to enable you to fulfill your duties as the Chairman of the Company’s Board of Directors, including suitable office space in Hector, Minnesota and Minnetonka, Minnesota, a Company provided car and cell phone, and administrative support in Hector, Minnesota.

8.          You will provide consulting services to the Company under this agreement on a year to year basis, with the initial term ending May 30, 2009. Within 30 days prior to that date, and each subsequent May 30, we have the right to give you written notice that we wish to terminate this agreement or modify its terms, but if we do not do so, this agreement will automatically renew for an additional one year term. You, however, may terminate this agreement at any time on thirty days notice.

If you agree that this letter correctly documents our understandings and agreements, please sign where indicated below.

Very Truly Yours,

Communication Systems Inc.

/s/ Jeffrey K. Berg

Jeffrey K. Berg
President

Accepted and Agreed

/s/ Curtis A. Sampson

Curtis A. Sampson.